Exhibit 99.1

Elite Pharmaceuticals Receives FDA Approval for Generic Sabril®

NORTHVALE, N.J. – June 29, 2022 – Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing niche generic products, today announced that it received approval from the US Food and Drug Administration (FDA) for an Abbreviated New Drug Application (ANDA) for a generic version of Sabril® (Vigabatrin USP) 500 mg powder for solution packet. Vigabatrin is an antiepileptic drug indicated for refractory complex partial seizures and used as an adjunctive therapy in patients who have inadequately responded to several alternative treatments.

Lannett Company, Inc. has an exclusive license to market and distribute the product in the U.S. and territories. Elite will exclusively manufacture and package the product for sale for an agreed-upon transfer price. The companies will share in product net profits.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products which have been licensed to Lannett Company, Prasco, LLC, Epic Pharma, LLC, and TAGI Pharma. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties, and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations

518-398-6222

Dianne@elitepharma.com